Zebra Technologies Appoints Nathan Winters as Chief Financial Officer
Winters takes position after serving in acting role since Aug. 2020
LINCOLNSHIRE, Ill. – Jan. 12, 2021 – Zebra Technologies Corporation (NASDAQ: ZBRA), an innovator at the front line of business with solutions and partners that deliver a performance edge, today announced that Nathan Winters has been named Chief Financial Officer (CFO).

“We are very excited Nathan has joined our executive team as CFO,” said Anders Gustafsson, Chief Executive Officer of Zebra Technologies. “Nathan has been successful in the acting role over the past few months, and he has a proven track record at Zebra as a strong financial leader with a great understanding of the industries we serve. We are pleased to fill this critical position with internal talent as we continue to prioritize developing and building our high-performing teams and strong culture.”

Joining Zebra in 2018, Winters was previously the company’s Vice President of Corporate Financial Planning & Analysis and Business Operations. Prior to Zebra, Winters served in financial roles for GE for more than 16 years where he held multiple CFO positions, most recently serving as CFO of GE Healthcare Global Supply Chain. Winters received his Bachelors’ degree in Finance and Economics from the University of Kentucky.

“I’m honored to be appointed Zebra’s CFO and lead our world-class finance team at such an exciting time in the company’s history as we continue to advance our vision of having every asset and worker at the edge visible, connected and optimally utilized,” Winters said. “I look forward to serving our customers, partners, and employees working alongside Anders and the rest of the Zebra team as we continue executing our strategic objectives to drive value for shareholders.”

ABOUT ZEBRA TECHNOLOGIES
Zebra (NASDAQ: ZBRA) empowers the front line in retail/ecommerce, manufacturing, transportation and logistics, healthcare, public sector and other industries to achieve a performance edge. With more than 10,000 partners across 100 countries, Zebra delivers industry-tailored, end-to-end solutions to enable every asset and worker to be visible, connected and fully optimized. The company’s market-leading solutions elevate the shopping experience, track and manage inventory as well as improve supply chain efficiency and patient care. In 2020, Zebra made Forbes Global 2000 list for the second consecutive year and was listed among Fast Company’s Best Companies for Innovators. For more information, visit www.zebra.com or sign up for news alerts. Participate in Zebra’s Your Edge blog, follow the company on LinkedIn, Twitter and Facebook, and check out our Story Hub: Zebra Perspectives.

Investor Contact:
Michael Steele, CFA, IRC
Zebra Technologies
Phone: +847.793.6707
msteele@zebra.com

Media Contact:
Therese Van Ryne
Zebra Technologies
Phone: +847.370.2317
Therese.vanryne@zebra.com

Industry Analyst Contact:
Kasia Fahmy
Zebra Technologies
+1-224-306-8654
k.fahmy@zebra.com

ZEBRA and the stylized Zebra head are trademarks of Zebra Technologies Corp., registered in many jurisdictions worldwide. All other trademarks are the property of their respective owners. ©2021 Zebra Technologies Corp. and/or its affiliates.